Exhibit 10.1

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT
THIS CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”), is made as of September 4, 2019 by and between Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), XOG Services, LLC (the “Employer” and together with the Company and its affiliates, “Extraction”) and Russell T. Kelley, Jr. (the “Executive” and together with Extraction, the “Parties”).
WHEREAS, the Executive has been employed by the Employer under terms set forth in that certain Employment Agreement, dated as of October 11, 2016, by and between the Parties (the “Employment Agreement”);
WHEREAS, the Parties have mutually agreed to terminate the Executive’s employment with Extraction (the “Separation”), with such Separation effective as of September 15, 2019 (the “Separation Date”);
WHEREAS, this Agreement represents the waiver and release of any claims the Executive might have against the Releasees (as such term is defined below) as of the Separation Date; and
WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.
NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:
1.Separation. Effective as of September 4, 2019, the Executive resigns from his position as Chief Financial Officer of Extraction and from all positions as an officer of Extraction. The Executive will continue as an employee of the Employer until the Separation Date, at which time his employment shall automatically terminate. The Parties acknowledge and agree that (i) this Agreement satisfies the obligation of Extraction to provide Notice of Termination (as defined in the Employment Agreement), (ii) the Separation is effective as of the Separation Date, (iii) the Employment Agreement shall be terminated and have no further effect as of the Separation Date, except for the restrictive covenants (and related provisions) that survive termination and as provided by this Agreement, and (iv) effective as of the Separation Date, the Executive voluntarily resigns from any and all other offices, memberships on any board or committee, or other roles that the Executive holds at Extraction, or with respect to its employee benefit plans.

2.Payments Upon and After the Separation.

(a)Accrued Rights. No later than the second regular payroll date following the Separation Date, the Executive will receive from Extraction (i) all accrued and unpaid base salary, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.4 of the Employment Agreement; and (iii) benefits to which Executive is entitled under the terms of any applicable benefit plan or program; each for services performed for Extraction through and including the Separation Date.

(b)Separation Payments. On or after the Effective Date (as defined below), in consideration for the release as provided in Section 4(a) hereto and the other promises contained in this Agreement, Extraction will provide the Executive with the compensation and benefits as specified in this

Exhibit 10.1

Section 2(b) (the “Separation Payments”) in lieu of any payments the Executive could have been entitled to pursuant to the Employment Agreement or otherwise.

(c)Pro-Rated Current Year Annual Bonus. The Employer shall pay to the Executive a bonus for the 2019 calendar year equal to $318,750, payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Employer (but in no event earlier than 60 days after the Separation Date nor later than the March 15 next following such calendar year).

(i)Cash Payment. The Employer shall pay to the Executive an amount equal to $1,500,487, which amount shall be paid in a lump sum payment within sixty (60) days after the Separation Date occurs.

(ii)Post-Employment Health Coverage. During the portion, if any, of the eighteen (18) month period following the Separation Date that the Executive elects to continue coverage for the Executive and the Executive’s spouse and eligible dependents, if any, under the Company’s or the Employer’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the Employer shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated active senior executive employees of the Company pay for the same or similar coverage under such group health plans; provided, however, that in the event that Executive becomes eligible for group health coverage from a subsequent employer, the reimbursements provided by the Employer under this Section 2(b)(iii) shall immediately cease.

(d)Long Term Incentive Plan. The Executive has been provided with certain restricted stock awards (“RSAs”), restricted stock units (“RSUs”) and options to purchase common stock of the Company (“Options” and collectively with the RSAs and RSUs, the “Awards”) pursuant to the Company’s 2016 Long Term Incentive Plan, effective as of October 11, 2016, as amended from time to time (the “Long Term Incentive Plan”), and certain award agreements (the “Award Agreements”), including (i) that certain Nonstatutory Stock Option Agreement, dated as of October 11, 2016, (ii) that certain Nonstatutory Stock Option Agreement, dated as of October 4, 2017, (iii) that certain Restricted Stock Unit Agreement, dated as of October 17, 2016, (iv) that certain Restricted Stock Unit Agreement (Performance-Vesting), dated as of April 5, 2019, (v) that certain Restricted Stock Unit Agreement, dated as of April 5, 2019, (vi) that certain Restricted Stock Agreement, dated as of October 4, 2017, and (vii) that certain Restricted Stock Agreement, dated as of March 1, 2018. On the Effective Date, notwithstanding anything to the contrary included in any Award Agreement, one-hundred percent (100%) of outstanding Awards held by the Executive shall immediately vest with respect to time-based vesting provisions (and any performance-based vesting will vest based on actual performance through the end of the performance period), and subject to earlier termination in accordance with Section 9(e) of the Long Term Incentive Plan, all Options shall remain exercisable for the full original term of the Award.

(e)No Other Entitlements. The Executive acknowledges that, provided Extraction complies with its obligations hereunder, the Executive will no longer be entitled to any other benefits, payments or contributions from Extraction other than those specifically provided for in this Agreement.

(f)Withholding. Notwithstanding any other provision herein, Extraction will be entitled to withhold from any amounts otherwise payable hereunder to the Executive any amounts required to be withheld in respect of federal, state or local taxes.

Exhibit 10.1

3.Restrictive Covenants.

(a)Restrictive Covenants. The Executive hereby reaffirms the rights and obligations under Articles VI, VII and VIII of the Employment Agreement (collectively, the “Restrictive Covenants”); and agrees and acknowledges that the Restrictive Covenants will survive the Separation and remain in full force and effect in accordance with all of the terms and conditions thereof. The parties agree that the non-competition covenant included within the Restrictive Covenants will not preclude the Executive from providing services to large, diversified entities with investments in multiple states, including the State of Colorado, so long as, and to the extent, the Executive does not directly or indirectly provide any services to or in respect of any operations, assets or investments in the State of Colorado that are competitive with the business or operations of Extraction.

(b)Remedies. The Executive hereby acknowledges and affirms that in the event of any breach by the Executive of any of the Restrictive Covenants, monetary damages would be inadequate to compensate Extraction. Accordingly, in addition to other remedies which may be available to Extraction in Articles VI, VII and VIII of the Employment Agreement or otherwise at law or in equity, Extraction will be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto.

4.General Release and Waiver.

(a)General Release by Executive. In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive, for and on behalf of the Executive and each of the Executive’s heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and absolutely and irrevocably and unconditionally fully and forever releases, acquits and discharges Extraction, and its equityholders, members and managers; including, without limitation, each of their respective past and present direct and indirect equityholders, owners, investors, directors, members, partners, officers, employees, attorneys, agents and representatives, and their respective heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by the Executive of this Agreement (but not including the Executive’s or Extraction’s performance under this Agreement), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(i)the Executive’s application for and employment with the Employer, the Executive being an employee of the Employer, or the Separation;

(ii) any and all claims in tort or contract, including any claim under the Employment Agreement, the Long Term Incentive Plan, the Award Agreements, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

Exhibit 10.1

(iv)any federal, state or local law, statute, ordinance or regulation, including but not limited to all labor and employment discrimination laws, and including specifically the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise (the “ADEA”).

The foregoing release does not affect the Executive’s right to benefits under the terms of any employee benefit plan in which he participated while employed by the Company, continuation coverage benefits under COBRA, his right to enforce the terms of this Agreement or any claim for indemnification to which the Executive is entitled under the Company’s directors and officers liability insurance or under the Articles of Organization or limited liability agreement or any indemnification agreement, or any right which as a matter of law may not be waived.

(b)Acknowledgment of Waiver; Disclaimer of Benefits. The Executive acknowledges and agrees that the Executive is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the foregoing, the Executive further acknowledges that the Executive is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that the Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation, excepting only any benefit or remedy to which the Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(c)Effect of Release and Waiver. The Executive understands and intends that this Section 4 constitutes a general release of all claims except as otherwise provided in Section 4(a) above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver. The Executive agrees that his acceptance of the payments and benefits set forth in Section 2(b) will be deemed to have brought down the claims released pursuant to Section 4(a) through and including the Separation Date.

(d)Waiver of Unknown Claims. Each Party understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

(e)Limitation of Waiver. For the avoidance of doubt, notwithstanding anything to the contrary herein, nothing in this Section 4 shall release the Parties of their respective obligations under this Agreement.

(f)Review and Revocation Periods. The Executive acknowledges that the Executive has entered into this Agreement freely and without coercion, that the Executive has been advised by Extraction to consult with counsel of the Executive’s choice, that the Executive has had adequate opportunity to so consult, and that the Executive has been given all time periods required by law to consider this Agreement, including but not limited to the twenty-one (21) calendar day period required by the ADEA (the “Review Period”). The Executive understands that he may execute this Agreement less than twenty-one (21) days from his receipt from Extraction, but agrees that such execution will represent the Executive’s knowing waiver of such Review Period. The Executive further acknowledges that within the seven (7) day period following the Executive’s execution of this Agreement (the “Revocation Period”), the Executive will have the unilateral right to revoke this Agreement, and that Extraction’s obligations hereunder will become effective only upon the expiration of the Revocation Period without the Executive’s revocation hereof. The effective

Exhibit 10.1

date of this Agreement shall be the eighth day after Executive signs the Agreement and does not revoke (the “Effective Date”). In order to be effective, notice of the Executive’s revocation of this Agreement must be received by Extraction in writing on or before the last day of the Revocation Period.

(g)General Release by Extraction. In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Extraction, for and on behalf of the Releasees, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and absolutely and irrevocably and unconditionally fully and forever releases, acquits and discharges Executive and each of the Executive’s heirs, executors, administrators, personal representatives, successors and assigns, from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise related to the Executive’s employment by Extraction, which have existed, may exist or do exist, up through and including the execution and delivery by Extraction of this Agreement (but not including the Executive’s or Extraction’s performance under this Agreement); provided that Extraction and the Releasees are not hereby releasing (i) claims related to the Executive’s willful misconduct, (ii) claims related to the Executive’s breach of fiduciary duties to Extraction or (iii) claims related to acts or omissions the Executive has intentionally concealed or hidden from the Company.

5.Representations, Warranties and Covenants.

(a)Claims. The Executive represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with the Executive’s execution of this Agreement has the Executive filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which the Executive may now have or has ever had against the Releasees which is based in whole or in part on any matter referred to in Section 4(a) above. The Executive further covenants and agrees that the Executive will not encourage any person or entity, including but not limited to any current or former employee, officer, director or shareholder of Extraction, to institute any Claim against the Releasees.

(b)This Agreement. The Executive hereby represents and warrants to Extraction that (a) this Agreement has been duly authorized, executed and delivered by the Executive and constitutes a valid and legally binding obligation of the Executive, enforceable in accordance with its terms; (b) the execution, delivery and performance of this Agreement by the Executive does not conflict with, violate or result in the breach of, any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Executive is a party or is subject; and (c) the Executive has not transferred or attempted to transfer any interest in the Awards to any other person.

(c)No Conflict of Interest. The Executive hereby covenants and agrees that the Executive will not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with the Executive’s obligations, covenants or agreements hereunder or which could cause any of the Executive’s representations or warranties made herein to be untrue or inaccurate.

(d)Company Property. The Executive represents and warrants that as of the execution date of this Agreement, the Executive has returned all property of Extraction within the Executive’s possession, accessibility or control, including (without limitation) all keys, credit cards (without further use

Exhibit 10.1

thereof), cell phones, computers, personal digital assistants and all other items belonging to Extraction or which contain confidential information; and, in the case of documents, including (without limitation) all documents of any kind and in whatever medium evidenced, including (without limitation) all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes; provided however, that the Executive may retain his personal data and information including such information and data on any Company-issued cell phone and iPad.

6.Assistance

(a)Internal Review. The Executive will make himself reasonably available to assist and cooperate with Extraction in connection with any internal and/or independent review of Extraction’s policies, procedures and activities in respect of all periods during which the Executive was employed by Extraction.

(b)Litigation. The Executive acknowledges and affirms the Executive’s understanding that the Executive may be a witness in litigation, arbitration, government or other administrative proceedings involving Extraction, and/or the other Releasees, and the Executive hereby covenants and agrees to testify truthfully in any and all such proceedings. The Company shall pay for or reimburse the Executive for all of the Executive’s out-of-pocket expenses incurred in connection with this Section 6(b) that have been approved in advance by the Company. The Executive further covenants and agrees, upon prior notice and for no further compensation, to make himself reasonably available to and otherwise reasonably assist and cooperate with Extraction and/or such other Releasees and with its or their respective attorneys and advisors in connection with any such litigation or administrative proceeding. Extraction will make all reasonable efforts to ensure that such assistance and cooperation will not materially interfere with the Executive’s employment and business responsibilities.

7.Complete Agreement; Inconsistencies. This Agreement and any other documents referenced herein, including, but not limited to, the provisions of the Employment Agreement reaffirmed in Section 3 hereto, the Long Term Incentive Plan, and the Award Agreement, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede in their entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 4 hereof.

8.Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to the Company or the Employer, addressed to:
Extraction Oil & Gas, Inc.
370 17th Street, Suite 5300
Denver, CO 80202
Attention: Legal Department
If to the Executive, addressed to the last known residential address reflected in the Employer’s records.

Exhibit 10.1

Notice may also be provided to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
9.Applicable Law; Submission to Jurisdiction.

(a)Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(b)Submission to Jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Colorado.

10.Arbitration. Except as otherwise provided in Section 3 hereof, any and all claims or disputes between the Executive and Extraction or its parents, subsidiaries and affiliates (including, without limitation, the validity, scope, and enforceability of this Section 10) shall be submitted for final and binding arbitration by a single arbitrator in Denver, Colorado, in accordance with the rules for resolution of employment disputes of the American Arbitration Association. The arbitrator shall have the power to gather such materials, information, testimony, and evidence as he or she deems relevant to the dispute before him or her, and each Party will provide such materials, information, testimony, and evidence requested by the arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege. The arbitrator shall apply the substantive law of the State of Colorado (excluding Colorado choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The results of the arbitration and the decision of the arbitrator will be final and binding on the Parties and each Party agrees and acknowledges that these results shall be enforceable in a court of law of competent jurisdiction; provided that the Parties agree that the arbitrator and any court enforcing the award of the arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing Party. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. In the event either Party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator, or equitable relief granted by an arbitrator, the Party seeking enforcement shall be entitled to recover from the other Party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all Parties.

11.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns. The Parties’ rights and the rights of the other Releasees will inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns. Extraction may assign all rights and obligations of this Agreement to any successor in interest to the assets of Extraction. In the event that Extraction is dissolved, all obligations of Extraction under this Agreement will be provided for in accordance with applicable law.

Exhibit 10.1

13.Amendments and Waivers. Except with respect to the Restrictive Covenants, which will be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.

14.Headings. The headings of the Sections and subsections of this Agreement are for purposes of convenience only, and will not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

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Exhibit 10.1

IN WITNESS WHEREOF, the Parties have executed this Confidential Separation and General Release Agreement, effective on the date as provided herein.

READ CAREFULLY BEFORE SIGNING
I have read this Confidential Separation and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Releasees.

EXTRACTION OIL & GAS, INC.
By:        /s/ Mark A. Erickson
Name:     Mark A. Erickson

Title:	Chief Executive Officer

XOG SERVICES, LLC
By:        /s/ Mark A. Erickson
Name:     Mark A. Erickson

Title:	Chief Executive Officer

RUSSELL T. KELLEY, JR.

/s/ Russell T. Kelley, Jr.

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